Exhibit 99.1

Zila Expects to Report Third-Quarter Top-Line Growth

     PHOENIX—May 3, 2005—Zila, Inc. (NASDAQ:ZILA) announced today that based upon preliminary unaudited results, both its nutraceutical business and core pharmaceutical products achieved strong revenue growth during the third quarter that ended April 30, 2005. The growth was driven by an estimated 20% increase in Ester-C sales at Zila Nutraceuticals, compared to the prior year’s quarter, and the continued strong growth of ViziLite™ sales at Zila Pharmaceuticals.

     Third-quarter fiscal 2005 ViziLite sales increased approximately 100% compared to the second quarter of fiscal 2005, and sales in the quarter were more than double the sales achieved in all of fiscal 2004. ViziLite is a patented handheld disposable light that provides dental professionals with a quick, painless way to detect oral abnormalities and thereby improve the potential for early cancer identification in at-risk patients.

     Preliminary growth estimates at both Zila Nutraceuticals and Zila Pharmaceuticals, if realized, would contribute to double-digit revenue growth for Zila, Inc. on a consolidated basis despite an unfavorable comparison in sales from IST, the business unit of Zila Pharmaceuticals that manufactures a patented swab.

     “We are pleased with our growth and overall performance this quarter. We are particularly pleased with the traction ViziLite is achieving in the marketplace. Since our national launch of the product in early fiscal 2005, we have achieved dramatic quarter-over-quarter growth and ViziLite is now solidly contributing to overall Zila, Inc. growth. Each of our business units, except IST, experienced top-line growth compared to the prior year. While our bottom line remains challenged due to continued increases in spending to build markets and develop new products and one-time costs related to Sarbanes-Oxley 404 compliance, our bottom line is improving and our cash availability is anticipated to be more than adequate to fund the OraTest® regulatory approval process and other growth objectives,” stated Zila’s Chairman, CEO and President, Douglas D. Burkett, Ph.D.

     Zila will officially report on the quarter’s financial performance in detail in its Form 10-Q, which will be filed with the Securities and Exchange Commission in June. Zila’s fiscal year ends July 31.

About Zila

     Zila, Inc., headquartered in Phoenix, is an innovator in preventative healthcare technologies and products, focusing on enhanced body defense and the detection of pre-disease states. Zila has three business units:

•	Zila Biotechnology, a research, development and licensing business specializing in pre-cancer/cancer detection through its patented Zila® Tolonium Chloride and OraTest® technologies.

•	Zila Pharmaceuticals, marketer of products to promote oral health and prevent oral disease, including ViziLite® oral examination kits, Peridex® prescription periodontal rinse and Zilactin® OTC oral care products.

•	Zila Nutraceuticals, manufacturer and marketer of Ester-C® and Ester-E®, branded, highly effective forms of Advanced Protection vitamins C and E.

     For more information about Zila, visit www.zila.com.

     This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, profitability, cash flows and capital needs. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Form 10-K for its fiscal year ended July 31, 2004, and its Form 10-Q for the quarter ended January 31, 2005, filed with the Securities and Exchange Commission.

CONTACT: Zila, Inc.

     Andrew A. Stevens, 602-266-6700